Exhibit 99.1

Overstock Announces Annual Cash Dividend for Series A-1 and Series B Preferred Stock

SALT LAKE CITY – November 15, 2021 – The Board of Directors of Overstock.com, Inc. (NASDAQ:OSTK) has declared a regular annual cash dividend for 2021 of $0.16 per share to shareholders of Series A-1 Preferred Stock (tZERO ATS:OSTKO) and Series B Preferred Stock (OTCQX:OSTBP). The dividend will be payable on December 16, 2021 to shareholders of record as of the close of business on November 30, 2021.

“We are now in our fifth consecutive year of paying a cash dividend to our preferred shareholders,” said Jonathan Johnson, CEO of Overstock. “Our focus on sustainable, profitable market share growth continues to help Overstock grow with a united purpose. This dividend payment highlights both the value of our preferred shares and the strength of our balance sheet.”

The ex-dividend date for the Series A-1 and Series B Preferred Stock is expected to be November 29, 2021 and may be confirmed on the OTCQZ website operated by OTC Markets once posted.

About Overstock

Overstock.com, Inc. (Common Stock (NASDAQ:OSTK) / Series A-1 Preferred Stock (tZERO ATS:OSTKO) / Series B Preferred Stock (OTCQX:OSTBP)) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, area rugs, bedding and bath, home improvement, and more. The online shopping site, which is visited by tens of millions of customers a month, also features a marketplace providing customers access to millions of products. In 2014, Overstock became the first major retailer to accept cryptocurrency as a form of payment and continues to do so. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O, and Worldstock are registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including, but not limited, to statements regarding the dividend and ex-dividend date. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 26, 2021, in our Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC on May 6, 2021, in our Form 10-Q for the quarter ended June 30, 2021, which was filed with the SEC on August 5, 2021, in our Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC on October 28, 2021, and in our subsequent filing with the SEC.